EXHIBIT 5.2

Maywood Acquisition Corp.

Genesis Building

PO Box 446

Grand Cayman KY1-1106

Cayman Islands

22 January, 2025

Maywood Acquisition Corp.

We have acted as counsel as to Cayman Islands law to Maywood Acquisition Corp (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the offering and sale to the public of:

(a)

up to 8,625,000 units (including 1,125,000 units, which Cohen & Company Capital Markets (the “Underwriter”), will have a 45-day option to purchase from the Company to cover over-allotments, if any) (“Units”) at an offering price of US$10 per Unit, each Unit consisting of:

(i)	one Class A ordinary share of a par value of US$0.0001 of the Company (“Class A Ordinary Shares”); and

(ii)	one right to receive one-fifth (1/5) of one Class A ordinary share upon the consummation of an initial business combination (a “Right”).

(b)	all Class A Ordinary Shares issued as part of the Units; and

(c)	all Class A Ordinary Shares that may be issued upon exercise of a Right included in the Units.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1.	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The certificate of incorporation of the Company dated 3 June 2024 and the first amended and restated memorandum and articles of association of the Company as adopted on 22 July 2024 (the “Memorandum and Articles”).

1.2	Signed written resolutions of the board of directors of the Company (the “Resolutions”).

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

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1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	A draft of the form of the unit certificate representing the Units (the “Unit Certificate”).

1.7	A draft of the form of the rights agreement and the rights certificate representing the Rights (the “Rights Certificate”).

1.8	A draft of the underwriting agreement between the Company and the Underwriter (the “Underwriting Agreement”).

(the documents described in 1.6, 1.7 and 1.8 above are referred to collectively as the “Documents”)

2.	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing and the following assumptions, which we have not independently verified:

2.1

The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6

The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

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2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units or the Class A Ordinary Shares.

2.8

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.9

No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10

There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issue of the Class A Ordinary Shares and none of the Class A Ordinary Shares were or will be issued for less than par value.

Other than as described above we have not been instructed to undertake, and have not undertaken, any further enquiry or due diligence in relation to the transactions that are the subject of this opinion letter.

3.	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The Class A Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Class A Ordinary Shares upon the exercise of the Rights) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Class A Ordinary Shares upon the exercise of the Rights), such Class A Ordinary Shares will be validly issued, fully paid and non-assessable.

3.3

The execution, delivery and performance of the Unit Certificates has been authorised by and on behalf of the Company and, once a Unit Certificate has been executed and delivered by any director or officer of the Company, each Unit Certificate will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with its terms.

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4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

The term “enforceable” means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)

enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third-party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Class A Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.5

In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters”, “Risk Factors”, “Shareholders’ Suits”, and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

/s/ Nelsons

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